Exhibit 99.1

Press Release

Santander Holdings USA Announces

Capital Distributions and Maintains Capital Strength in Severe

Economic Stress Scenario

BOSTON – June 28, 2017 – Santander Holdings USA, Inc. (SHUSA) announced today that the Board of Governors of the Federal Reserve System (Federal Reserve) did not object to the planned capital actions described in SHUSA’s 2017 Capital Plan that was submitted as part of the annual Comprehensive Capital Analysis and Review (CCAR). As a result, SHUSA also announced today that the Company’s Board of Directors has approved a series of capital distributions for Q3 of 2017.

SHUSA’s Common Equity Tier 1 (CET1) ratio was 14.5% at December 31, 2016. Under SHUSA’s severely adverse scenario, SHUSA’s Common Equity Tier 1 ratio would decline to a minimum of 12.8% during the forecast horizon, remaining well above the 4.5% required minimum.

“We provided the Federal Reserve with a comprehensive plan that reflects years of hard work around capital planning, liquidity management, stress testing, internal controls, governance and oversight,” said SHUSA Chief Executive Officer Scott Powell. “Our strong capital position and improved risk management confirms that SHUSA is capable of withstanding extreme stress environments and is now in a position to begin returning capital to our parent company, Banco Santander. This is a big step forward for SHUSA that demonstrates our progress across a range of legacy issues and affirms that we are fully committed to meeting our regulators’ expectations.”

Ana Botín, Banco Santander Executive Chairman, said, “Today’s announcement is a significant milestone and an important step toward profitable growth in the US. It reflects the progress our team in the US has made in strengthening our business. The United States is a key market for Santander and we are entirely committed to supporting the millions of customers we serve across America.”

SHUSA’s 2017 Capital Plan included planned capital distributions across the following categories:

•	Common dividends from SHUSA to its parent company Banco Santander, S.A;
•	Common dividends from Santander Consumer USA Holdings Inc. (SC);
•	A redemption of the remaining balance of SHUSA’s 7.908% Trust Preferred Securities; and
•	Dividends on its Preferred stock and payments on its Trust Preferred Securities.

Accordingly, the SHUSA Board of Directors has approved the following three capital distributions for Q3 2017:

•	A dividend payment of $0.45625 per share, payable on August 15, 2017 to holders of record on August 1, 2017 for SHUSA’s Series C non-cumulative perpetual preferred shares;
•	A dividend to Banco Santander S.A., of $5MM; and

•	A redemption of the remaining balance of SHUSA’s 7.908% Trust Preferred Securities.

Subsequent capital distributions beginning Q4 2017 through Q2 2018 are subject to approval by SHUSA’s Board of Directors and SC’s Board of Directors, as applicable. The timing and amount of capital distributions will depend on various factors, including the Company’s business plans, financial performance and market conditions.

Santander Holdings USA, Inc. (SHUSA) is a wholly-owned subsidiary of Madrid-based Banco Santander, S.A. (NYSE: SAN) (Santander), one of the most respected banking groups in the world with more than 125 million customers in the U.K., Europe, Latin America and the U.S. As the intermediate holding company for Santander’s U.S. businesses, SHUSA includes five financial companies with more than 17,500 employees, 5.2 million customers and assets of over $135.1 billion. These include Santander Bank, N.A., one of the country’s largest retail and commercial banks by deposits; Santander Consumer USA Holdings, Inc. (NYSE: SC), an auto finance and consumer lending company; Banco Santander International of Miami; Banco Santander Puerto Rico and Santander Securities LLC of Boston; and Santander Investment Securities Inc. of New York.

For more information about Santander Bank, visit www.santanderbank.com. For more information about Santander Consumer USA, visit www.santanderconsumerusa.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements about SHUSA’s expectations, beliefs, plans, or future events may be forward-looking. These statements are often, but not always, made through the use of words such as “anticipates,” “believes,” “predicts,” “potential,” “plans,” “projects,” “expects,” “intends,” “goal,” “objective” and other words of similar meaning. Although SHUSA believes that any expectations reflected in its forward-looking statements are reasonable as of the date on which these statements are made, these statements are not guarantees of future performance and involve risks and uncertainties that are subject to change based on various important factors and assumptions, some of which are beyond our control. Therefore, actual results may differ materially from those set forth in forward-looking statements. Among the risk factors that could cause actual results to differ from those reflected in forward-looking statements include, without limitation, effects of laws, regulations and governmental policies, the strength of the U.S., European, and global economies, the stability of global financial markets, credit ratings assigned to SHUSA and changes to competitive environments in which SHUSA operates. For a description of risk factors, refer to item “Risk Factors” in the Form 10-K which SHUSA files with the Securities and Exchange Commission (the “SEC”) available through SHUSA’s website (www.santanderus.com/us/investorshareholderrelations) or the SEC’s website (www.sec.gov). SHUSA provides no assurance that any list of risks and uncertainties or risk factors is complete. In light of significant uncertainties inherent in forward-looking statements, the inclusion of such statements should not be regarded as a representation by SHUSA or any other person that SHUSA’s expectations, objectives or plans will be achieved. Any forward-looking statements communicate only as of the date hereof and SHUSA undertakes no obligation to update any forward-looking statements or information, whether written or oral.

Media Contacts:	Ann Davis 617-757-5891 ann.davis@santander.us	Nancy Orlando 617-757-5765 nancy.orlando@santander.us

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